November 8, 1999


AmeriPrime Advisors Trust
1793 Kingswood Drive
Southlake, Texas  76092

Gentlemen:

         The undersigned hereby purchases 10,000 shares of the 10k SmartTrust Fund at $10.00 per share, representing a total investment of $100,000 in the shares of the series of 10k SmartTrust. The undersigned hereby represents that (i) such purchase is for investment purposes, and (ii) the undersigned has no present intention of redeeming or selling said shares.

                                        Sincerely,

                                        By: _/s/__________________________
                                        Shirley Blackburn